Exhibit 99.2

Cymer, Inc.

Long-Term Incentive Bonus Plan for 2007

Summary Description

The Compensation Committee of Cymer’s Board of Directors adopted the Long-Term Incentive Bonus Plan for 2007 on April 16, 2007.  The Long-Term Incentive Plan replaces Cymer’s 3-Year Bonus Program for bonuses accrued for performance in 2007.

Eligibility: Certain key employees, including executive officers, are eligible to participate in Cymer’s Long-Term Incentive Bonus Plan for 2007.

Bonus Amounts:  The following table shows certain information regarding amounts potentially payable to executive officers, including each of the executive officers listed in the Summary Compensation Table in Cymer’s most recent proxy statement (each, a “named executive officer”), and other key employees under the Long-Term Incentive Bonus Plan for performance in 2007:

	Target Bonus(1)
Participant Level	Cash Portion	Restricted Stock Unit Portion (shares)(2)
Chief executive officer (3)	$425,000	9,535

Chief operating officer (4)	$325,000	7,291

Chief financial officer (5)	$290,000	6,506

Senior vice presidents (6)	$125,000 - 200,000	2,804 - 4,487

Vice presidents and other key employees (7)	$17,500 - 100,000	392 - 2,243

(1)                The target bonuses for each participant level represents the amounts accruable if certain financial and individual performance metrics are met in full.  See “Plan Structure” for a description of these metrics.  Actual bonuses accrued will be subject to adjustment based on the level of performance achieved in 2007 with proportionate reduction in bonus amounts for below-plan performance.  Above-plan performance will result in a proportionate adjustment of the bonus amounts plus the application of specified multipliers subject to certain maximum amounts.  Because all bonus accruals under the Long-Term Incentive Bonus Plan are subject to certain minimum performance levels, no participant is guaranteed the accrual of any bonus under the plan.  Any bonuses accrued for performance in 2007 will be paid 50% in cash and 50% in restricted stock unit awards granted under Cymer’s 2005 Equity Incentive Plan.

(2)                The number of shares subject to the target restricted stock unit awards was determined by dividing the value of the award by $44.57, the closing price of Cymer’s common stock as reported on the Nasdaq Global Select Market on April 16, 2007.

(3)                Robert P. Akins is a named executive officer.  Bonus amounts accruable for Mr. Akins for above-plan performance are subject to a 300% multiplier.

(4)                Edward J. Brown, Jr. is a named executive officer.  Bonus amounts accruable for Mr. Brown for above-plan performance are subject to a 300% multiplier.

(5)                Nancy J. Baker is a named executive officer.  Bonus amounts accruable for Ms. Baker for above-plan performance are subject to a 250% multiplier.

(6)                Bonus amounts accruable for senior vice presidents for above-plan performance are subject to a 250% multiplier.

(7)                Bonus amounts accruable for vice presidents and other key employees for above-plan performance are subject to a multiplier of 125% to 200%.  Includes Rae Ann Werner and Takeshi Watanabe who are named executive officers and are eligible to receive a target cash bonus of $50,000 and a target restricted stock unit award of 1,121 shares for performance in 2007 under the plan.  Bonus amounts accruable for Ms. Werner and Mr. Watanabe for above-plan performance are subject to a 200% multiplier.

Plan Structure: The Long-Term Incentive Bonus Plan provides for potential bonus payments to participants based upon performance as measured by two categories of metrics:

•                  Performance of Cymer against two financial metrics:

•      the actual revenues achieved in 2007 as compared to the revenue target established in Cymer’s annual operating plan (“AOP”); and

•      the actual operating income achieved in 2007 as compared to the operating income target established in the AOP.

•      Achievement by participants of individual objectives.

No bonus accrues for performance against the revenue metric unless Cymer achieves at least 80% of its AOP target revenues, and such accruals are capped if Cymer achieves 120% or more of its AOP target revenues.  No bonus accrues for performance against the operating income metric unless Cymer achieves at least 65% of its AOP target operating income, and such accruals are capped if Cymer achieves 150% or more of its AOP target operating income.  No bonus accrues for achievement of individual goals unless the participant achieves at least 60% of his or her goals, and such accruals are capped if the individual achieves 100% of his or her goals.  All determinations of financial and individual metric performance for executive officers are subject to approval by the Compensation Committee.

The components of each participant level’s potential bonus accrual under the Long-Term Incentive Bonus Plan in 2007 are as follows:

	As a % of Total Bonus
Participant Level	Financial(1)	Individual
Chief executive officer	80%	20%

Chief operating officer	80%	20%

Chief financial officer	80%	20%

Senior vice presidents	70%	30%

Vice presidents and other key employees (2)	40 - 70%	60 - 30%

(1)                The revenue metric and the operating income metric each account for half of the financial component of each bonus accrued under the Long-Term Incentive Bonus Plan.

(2)                Ms. Werner’s and Mr. Watanabe’s bonuses under the Long-Term Incentive Bonus Plan are weighted 70% to the financial component and 30% to the individual component.

Bonus Payment: Payment of the cash portions of any bonuses accrued under the Long-Term Incentive Bonus Plan for 2007 will be made in three equal annual installments provided that the participant is still actively employed by Cymer on the date such installment is due.  For any bonuses accrued for 2007 performance, the initial installment of the cash portions of such bonuses will become payable in January 2009.  The restricted stock unit portions of any bonuses accrued under the Long-Term Incentive Bonus Plan for 2007 will vest in three equal annual installments on or about each of the dates the related cash portion installments are payable provided that the participant is still actively employed by Cymer on such date.

Annual Maximum. The maximum aggregate amount that may accrue under the Long-Term Incentive Bonus Plan and Cymer’s Short-Term Incentive Bonus Plan together in 2007 is 15% of Cymer’s adjusted EBITDA (earnings before interest, taxes, depreciation, amortization and compensation expense attributable to stock options) for 2007. If the aggregate bonus amount accrued under both plans would exceed the cap, bonus awards would be adjusted downward to a total of 15% of Cymer’s adjusted EBITDA for the year.

Disclaimer: Cymer reserves the right to modify the Long-Term Incentive Bonus Plan at any time and to declare a special incentive bonus payout if results significantly exceed annual revenue and operating income targets.